EXHIBIT 10.1

RETIREMENT AND CONSULTING AGREEMENT

THIS RETIREMENT AND CONSULTING AGREEMENT (the “Agreement”) is entered into effective as of January 30, 2014 (the “Effective Date”), by and between Bristow Group Inc., a Delaware corporation (the “Company”), and William E. Chiles (“Executive”).

RECITALS

WHEREAS, the Company and Executive are party to that certain Amended and Restated Employment Agreement, dated as of June 6, 2006 and as amended on January 1, 2007 and on March 10, 2008 (the “Employment Agreement”); and

WHEREAS, Executive has expressed his desire to retire from officer positions and separate from employment with the Company and its affiliates and subsidiaries under certain terms herein set forth, and the Company desires to retain Executive’s services on a non-exclusive consulting basis though the Consulting Period (as defined below); and

WHEREAS, in consideration of the mutual promises contained herein, Executive voluntarily enters into this Agreement upon the terms and conditions herein set forth; and

WHEREAS, in consideration of the mutual promises contained herein, the Company is willing to enter into this Agreement upon the terms and conditions herein set forth.

AGREEMENT

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree to the following terms and conditions:

1. Employment as Officer. During the period beginning on the Effective Date and ending immediately upon conclusion of the annual general meeting of the stockholders of the Company occurring in calendar year 2014, which the Company and Executive anticipate will occur on or about July 31, 2014 (the “Resignation Date”) or any earlier termination of Executive’s employment with the Company and its subsidiaries and affiliates (the “Officer Employment Period”), Executive shall continue to serve as President and Chief Executive Officer of the Company. Executive’s compensation and benefits during the Officer Employment Period shall be as follows:

(a) Salary. Executive shall be paid a base salary at the rate of $950,000 per annum, commencing effective January 1, 2014, in accordance with the Company’s standard payroll practices (the “Base Salary”).

(b) Annual Bonus for Fiscal Year Ending March 31, 2014. Executive shall be eligible for an annual bonus with respect to the Company’s fiscal year ending March 31, 2014 (the “2014 Bonus”), as determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) in accordance with the Company’s FY 2014 Annual Incentive Compensation Plan effective as of June 6, 2013, but based on an annual salary of $950,000 for the entire fiscal year. The 2014 Bonus shall be paid to Executive at the same time such bonuses attributable to the Company’s fiscal year ending March 31, 2014 are paid to other executives of the Company.

(c) Long-Term Incentive Awards. Executive shall be eligible for a grant of long-term incentive awards in June 2014 in an amount as determined by the Compensation Committee in its sole discretion (the “2014 Equity Awards”). Based on values of forms of award as determined by the Compensation Committee, the 2014 Equity Awards shall be divided equally among nonqualified stock options, restricted stock units and a performance cash award, which performance cash award shall be subject to the achievement of performance criteria established by the Compensation Committee in its sole discretion for executive officers of the Company during the three performance periods, the last of which ends on March 31, 2017. The outstanding 2014 Equity Awards shall be subject to vesting as provided in Section 5(a).

(d) Annual Bonus for Fiscal Year Beginning April 1, 2014. Executive shall be eligible for an annual bonus under the Company’s annual bonus plan for the fiscal year beginning April 1, 2014 (the “2015 Bonus”). The 2015 Bonus actually paid under this Section 1(d) shall be the greater of: (i) “target” (100% of Executive’s Base Salary) or (ii) such higher amount determined in good faith by the Compensation Committee based on criteria applicable to the Company’s Chief Executive Officer, shall be pro-rated based on the number of days in the Officer Employment Period during such fiscal year, and shall be paid to Executive at the same time such bonuses are paid to active executives of the Company.

(e) Deferred Compensation Plan. Executive shall be entitled to continue to participate in the Bristow Group Inc. Deferred Compensation Plan, as amended and restated effective as of August 1, 2008 (the “Deferred Compensation Plan”), through the end of the Officer Employment Period, as contemplated by the terms of such plan and the Employment Agreement. For the avoidance of doubt, Executive shall participate in the Deferred Compensation Plan through the end of the Officer Employment Period, notwithstanding that the Officer Employment Period ends prior to December 31, 2014.

(f) 401(k) Plan and Welfare Plans. During the Officer Employment Period, Executive shall continue to be eligible to participate in the Company’s 401(k) Plan, and Executive and his spouse and dependents, as applicable, shall continue to be eligible to participate in welfare plans sponsored by the Company, in each case, to the same extent as in effect immediately prior to the Effective Date.

2. Retirement and Resignation from Officer and Director Positions. Effective immediately upon the end of the Officer Employment Period, Executive hereby resigns from his position as President and Chief Executive Officer of the Company and any and all director, manager and other officer (or equivalent) positions he holds with the Company and its subsidiaries and affiliates. Executive agrees to take any and all further acts necessary to accomplish these resignations.

3. Payments and Benefits as a Result of Resignation or Qualifying Event. Upon Executive’s resignation on the Resignation Date or upon a Qualifying Event (if it occurs prior to the Resignation Date), Executive shall be entitled to the following benefits and payments:

(a) Resignation Payment. Executive shall be entitled to a single lump sum cash payment of $3,800,000 on the earlier to occur of the Resignation Date or Qualifying Event, which the parties agree is equivalent to the severance benefit specified in Section 4(a)(i)B(1) of the Employment Agreement.

(b) Restricted Stock, Restricted Stock Units and Options. All outstanding awards of restricted stock, restricted stock units and non-qualified stock options, in each case other than the 2014 Equity Awards, shall fully vest effective on the earlier to occur of the Resignation Date or Qualifying Event, with any unexercised options remaining exercisable for the full original ten-year term of the option. Appendix A hereto lists Executive’s outstanding equity awards as of the Effective Date, the projected unvested awards as of the Resignation Date and the expiration date with respect to unexercised stock options.

(c) Performance Cash Awards. Upon the earlier to occur of the Resignation Date or Qualifying Event, Executive shall be fully vested in the right to receive an amount, without pro-ration, based on the actual achievement of the performance criteria applicable to his outstanding performance cash awards, which shall be paid to Executive on the same date such awards are paid to the Company’s active employees. Appendix A hereto lists Executive’s outstanding performance cash awards as of the Effective Date, the projected unvested awards as of the Resignation Date and the amount payable upon achievement of “target” level performance criteria.

(d) Deferred Compensation Plan. As further described in Section 9(l) of this Agreement, the Resignation Date or earlier termination of Executive’s employment with the Company and its subsidiaries and affiliates shall constitute Executive’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) for purposes of any deferred compensation accrued by Executive as of, or attributable to Executive’s service prior to, the Resignation Date or earlier termination of Executive’s employment with the Company and its subsidiaries and affiliates, and, as a result, any such deferred compensation amounts or benefits of Executive payable upon a “separation from service” shall be paid to Executive in accordance with the terms of the relevant plans and arrangements and in compliance with Section 9(l) of this Agreement. Consistent with the foregoing, Executive’s benefit under the Deferred Compensation Plan shall be paid to Executive on the first business day occurring on or after the date that is six months after the Resignation Date or earlier termination of Executive’s employment with the Company and its subsidiaries and affiliates, pursuant to the terms of the Deferred Compensation Plan and in compliance with the six-month delay requirement under Section 409A(a)(2)(B)(i) of the Code.

(e) Life Insurance. The Company shall continue to pay the premiums through the end of the Officer Employment Period for the Pruco Life Insurance Company life insurance policy #L4219661-T referenced in Section 2(f) of the Employment Agreement, with a maximum death benefit of $3,000,000 payable to the designated beneficiary under the policy. In order for Executive to continue the life insurance coverage, he must pay any premium amounts due after the Resignation Date. The parties acknowledge that Executive is the owner of such insurance policy, and that upon Executive’s request the Company shall assign, to the extent assignable, any and all rights it may have in such insurance policy to Executive.

(f) Additional Payments and Benefits upon Qualifying Event. If a Qualifying Event occurs prior to the Resignation Date, the Company shall (i) pay to Executive, in a single lump sum cash payment on the date that is thirty (30) days after the Qualifying Event, an amount equal to the difference between (A) $554,167 less (B) the total amount of salary paid to Executive during the Officer Employment Period pursuant to Section 1(a) hereof, (ii) pay to Executive the 2014 Bonus, to the extent not already paid to Executive, at the same time as bonuses for the Company’s 2014 fiscal year are paid to other executives of the Company, (iii) pay to Executive the 2015 Bonus, prorated based on a number of days in the Employment Period that is no less than the number of days in the period of April 1, 2014 through July 31, 2014, at the same time such bonuses are paid to active executives of the Company, (iv) award Executive the 2014 Equity Awards, if the Company has not already awarded Executive the 2014 Equity Awards pursuant to Section 1(c) hereof, and (v) pay Executive an amount equal to 20% of each of the amounts paid pursuant to the forgoing Sections 3(f)(i), (ii) and (iii) to the extent such amounts have not been included in Executive’s compensation for purposes of his participation in the Deferred Compensation Plan, within thirty (30) days after the later to occur of the Qualifying Event or the payment of the amount on which such additional payment is based. Nothing in this Agreement shall provide for duplication of any compensation or benefits payable hereunder, whether payable during the Officer Employment Period or the Consulting Period or as a result of termination of Executive’s employment at any time.

4. Consulting Period. During the period beginning on the Resignation Date and ending on July 31, 2016 or such earlier date as the parties may mutually agree (the “Consulting Period”), Executive shall be an employee of the Company and shall perform consulting services on behalf of the Company. During the Consulting Period, Executive will perform such duties as reasonably requested by the Company, including, without limitation, advice and consulting regarding the achievement of certain business objectives and matters of strategy during the Consulting Period, provided that Executive shall have no policy-making duties or authorities during the Consulting Period. Consulting services shall be performed primarily at the Company’s Houston, Texas headquarters. During the Consulting Period, Executive may perform consulting or other services for persons not affiliated with the Company so long as such services do not violate the provisions of Section 7 hereof or materially interfere with Executive’s performance of duties on behalf of the Company hereunder, and provided that Executive first provides timely advance notice to the Chairman of the Board of Directors of the Company (the “Board”), which timing of such advance notice shall take into account Executive’s responsibilities for ongoing projects or assignments at such time. Executive’s compensation and benefits during the Consulting Period shall be as provided below in this Section 4.

(a) Salary. Executive shall be paid a salary at the rate of $950,000 per annum, payable in installments in accordance with the Company’s standard payroll practices.

(b) Discretionary Cash Bonus. Executive shall be eligible for consideration for a cash bonus with respect to the period starting on the date the Consulting Period begins and ending on the first anniversary of such date in the sole discretion of the Compensation Committee based on its good faith assessment of Executive’s contributions to the Company’s performance during such period (the “Consulting Bonus”). If the Compensation Committee determines that a Consulting Bonus is payable to Executive pursuant to this Section 4(b), such cash bonus shall be paid to Executive in a single lump sum in August 2015.

(c) 401(k) Plan and Welfare Plans. During the period beginning on the Resignation Date and ending on July 31, 2016, and notwithstanding any earlier termination of the Consulting Period by the Company without Cause, Executive shall continue to be eligible to participate in the Company’s 401(k) Plan, and Executive and his spouse and dependents, as applicable, shall continue to be eligible to participate in welfare plans sponsored by the Company, in each case, to the same extent as in effect immediately prior to the Resignation Date and provided that the terms of such plans permit such continued participation.

(d) Deferred Compensation Benefit. During the Consulting Period, Executive will not be eligible to participate in the Deferred Compensation Plan pursuant to the terms of such plan and relevant provisions of the Code, and, as a result, will not receive the Level 1 Employer Contribution Credit of 20% of Executive’s base and incentive pay as provided in Section 4.5(a)(i) of the Deferred Compensation Plan. The Company shall provide the Deferred Compensation Benefit (as defined below) to Executive in order to mitigate the impact of Executive’s ineligibility to participate in the Deferred Compensation Plan. The “Deferred Compensation Benefit” shall be an amount that is 20% of (i) the salary paid to Executive pursuant to Section 4(a) hereof during the Consulting Period, or to which Executive becomes entitled pursuant to Section 5(d) hereof, and (ii) any Consulting Bonus payable pursuant to Section 4(b) hereof.

(e) No Equity Awards. Executive and the Company understand and agree that Executive is not eligible for or entitled to receive awards or grants of equity in the Company during the Consulting Period.

(f) Office and Support; Expenses. During the Consulting Period, the Company will provide Executive with an office, computer, cell phone and other reasonable administrative support services at the Company’s Houston, Texas headquarters. During the Consulting Period, Executive shall be eligible for prompt reimbursement for business expenses reasonably incurred by Executive in the performance of his services to the Company in accordance with the policies of the Company in effect from time to time.

5. Separation Benefits. Upon a Qualifying Event (as defined below) that occurs during the Officer Employment Period or the Consulting Period (including upon the expiration of the Consulting Period), subject to timely execution by or on behalf of Executive (other than in the case of death) without revocation of the Release (as defined below) pursuant to Section 6 hereof, Executive shall be entitled to the following payments and benefits, as applicable:

(a) Equity. The 2014 Equity Awards shall become fully vested and exercisable, with any unexercised options remaining exercisable for the full original ten-year term of the option. For purposes of the 2014 Equity Awards in the form of performance cash awards, Executive shall be fully vested in the right to receive an amount, without pro-ration, based on the actual achievement of the performance criteria applicable to his outstanding performance cash awards, which shall be paid to Executive on the same date such awards are paid to the Company’s active employees.

(b) Medical Payment. Executive shall be entitled to a lump sum cash payment of $250,000, payable on the date that is thirty (30) days after the Qualifying Event, which payment is intended to compensate Executive for the expense of COBRA continuation coverage and a market medical insurance policy for his spouse until his spouse attains age 65.

(c) Deferred Compensation Benefit. The Company shall pay to Executive the Deferred Compensation Benefit on the date that is thirty (30) days after the Qualifying Event.

(d) Severance Benefits. If the Qualifying Event occurs prior to July 31, 2016, the Company shall pay to Executive, in a single lump sum cash payment on the date that is thirty (30) days after the Qualifying Event, an amount equal to the difference between (A) $1,900,000 less (B) the total amount of salary paid to Executive during the Consulting Period pursuant to Section 4(a) hereof. For the avoidance of doubt, Executive shall be entitled to the payment specified in this Section 5(d) notwithstanding the occurrence of a Qualifying Event prior to commencement of the Consulting Period. Except as specified in this Agreement, Executive shall not be entitled to any severance payments or benefits under any other plan or arrangement of the Company.

(e) Benefits. As an employee of the Company, Executive shall be entitled to any benefits accrued through the date of his termination under any of the Company’s employee benefit plans, programs or arrangements which amount shall be payable in accordance with the terms and conditions of such employee benefits plans, programs or arrangements.

(f) Forfeiture of Benefits. If (i) Executive experiences a termination of employment with the Company and its subsidiaries and affiliates during the Officer Employment Period or the Consulting Period that is not a Qualifying Event or (ii) Executive experiences a Qualifying Event during the Officer Employment Period or the Consulting Period (including the expiration of the Consulting Period) but fails to return the Release (except if due to Executive’s death) or revokes the Release prior to the Release becoming irrevocable pursuant to its terms, then, immediately on the date of a termination that is not a Qualifying Event, or on the date that is thirty (30) days after the date of the Qualifying Event, as applicable, Executive shall forfeit, and the Company shall have no obligation to pay or provide to Executive, the payments and benefits specified in Sections 5(a), 5(b), 5(c) and 5(d) hereof.

(g) Definitions. The following definitions apply for purposes of this Agreement:

(i) “Qualifying Event” shall mean the cessation of Executive’s employment and consulting services on behalf of the Company and all of its subsidiaries and affiliates at any time from and after the Effective Date due to (A) the expiration of the Consulting Period, (B) termination of employment and the consulting relationship due to Disability, (C) termination of employment and the consulting relationship by the Company not for Cause or (D) Executive’s death. For purposes of clarity, a “Qualifying Event” does not include Executive’s voluntary termination of employment and consulting services on behalf of the Company and all of its subsidiaries and affiliates prior to the end of the Consulting Period or the involuntary termination of Executive’s employment and consulting services by the Company for Cause.

(ii) “Cause” shall mean:

(A) Executive’s willful failure to substantially perform Executive’s duties under this Agreement, or Executive’s willful failure to perform specific directives of the Board (as opposed to unsatisfactory performance), which directives are consistent with the scope and nature of Executive’s duties, other than any such failure resulting from incapacity due to physical or mental illness, which failure has continued for a period of at least thirty (30) days following delivery to Executive of a written demand for substantial performance specifying the manner in which Executive has failed hereunder; or

(B) Executive’s commission of malfeasance, fraud, or dishonesty, or Executive’s willful and material violation of Company policies; or

(C) Executive’s indictment or formal charge for, and subsequent conviction of, or plea of guilty or nolo contendere to, a felony, or a misdemeanor involving moral turpitude; or

(D) Executive’s failure to provide advance notice of his performance of services for a third party to the Chairman of the Board as required pursuant to Section 4 hereof; or

(E) Executive’s material breach of Section 7 of this Agreement.

A termination of employment of Executive shall not be deemed to be for “Cause” unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (not including Executive) at a meeting of the Board called and held for such purpose, finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in one or more of the clauses in Section 5(g)(ii) above, and specifying the particulars thereof.

(iii) “Disability” shall mean the inability of Executive to perform Executive’s duties with the Company for 150 consecutive days during the period beginning on the Effective Date and ending on the termination of the Consulting Period as a result of incapacity due to mental or physical illness, which is determined to be total and permanent by a licensed physician selected by the Company or its insurers and reasonably acceptable to Executive or Executive’s legal representative. If the parties cannot agree on a licensed physician, each party shall select a licensed physician and the two physicians shall select a third who shall be the approved licensed physician for these purposes.

6. Post-Consulting Release. Executive acknowledges that this Agreement provides Executive with additional rights and privileges to which Executive would not otherwise be entitled, and, in exchange for the same, Executive agrees to take action to timely execute a full and complete release of claims against the Company, its affiliates, officers and directors in the form attached hereto as Exhibit A (“Release”) on or after the date of a Qualifying Event (other than death). Executive acknowledges that the Company retains the right to modify the required form of the Release as reasonably necessary in order to effectuate a full and complete release of claims against the Company, its affiliates, officers and directors. Notwithstanding any provision herein to the contrary, if Executive has not delivered to the Company an irrevocable Release executed by or on behalf of Executive on or before the thirtieth (30th) day after the Qualifying Event (other than death), Executive shall have no rights to the payments and benefits specified in Sections 5(a), 5(b), 5(c) and 5(d) hereof, and the Company shall have no further obligations to Executive pursuant to this Agreement.

7. Covenants. Executive recognizes that the Company’s willingness to enter into this Agreement is based in material part on Executive’s agreement to the provisions of this Section 7, and that Executive’s breach of the provisions of this Section 7 could materially damage the Company.

(a) Confidential Information. The Company will provide and has provided its confidential and trade secret information to Executive, and Executive agrees to hold in a fiduciary capacity for the benefit of the Company and any entity controlled by, controlling or under common control with the Company (the “Affiliated Group”), all Confidential Information (as defined below). Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after Executive’s employment with the Company and the Affiliated Group, except with the prior written consent of the Company, or as otherwise required by law or legal process or governmental inquiry or as such disclosure or use may be required in the course of Executive performing Executive’s duties and responsibilities. Notwithstanding the foregoing provisions, if Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or governmental inquiry or a subpoena or court order, Executive shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate member of the Company and the Affiliated Group may seek an appropriate protective order or other appropriate remedy. Executive shall reasonably cooperate with the Company and the Affiliated Group to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time Executive is required to make the disclosure, then unless the Company waives compliance with the provisions hereof, Executive shall disclose only that portion of the confidential or proprietary information which Executive is advised by counsel in writing (either Executive’s or the Company’s) that Executive is legally required to so disclose. Upon Executive’s termination of employment with the Company and the Affiliated Group for any reason, Executive shall promptly return to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Company and the Affiliated Group or containing any trade secrets relating to the Company and the Affiliated Group or that Executive uses, prepares or comes into contact with during the course of Executive’s employment with the Company and the Affiliated Group, and all keys, credit cards and passes, and such materials shall remain the sole property of the Company and/or the Affiliated Group, as applicable. Executive agrees to execute any standard form confidentiality agreements with the Company that the Company generally enters into or may enter into in the future with its senior executives. For purposes of this Agreement, “Confidential Information” shall mean any and all secret or confidential information, knowledge or data relating to the Company and the Affiliated Group and their businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that Executive obtains during Executive’s employment by the Company and the Affiliated Group that is not public knowledge.

(b) Work Product and Inventions. The Company and/or its nominees or assigns shall own all right, title and interest in and to the Developments (as defined below), whether or not patentable, reduced to practice or registrable under patent, copyright, trademark or other intellectual property law anywhere in the world, made, authored, discovered, reduced to practice, conceived, created, developed or otherwise obtained by Executive (alone or jointly with others) during Executive’s employment with the Company and the Affiliated Group, and arising from or relating to such employment or the business of the Company or of other member of the Affiliated Group (whether during business hours or otherwise, and whether on the premises of using the facilities or materials of the Company or of other members of the Affiliated Group or otherwise). Executive shall promptly and fully disclose to the Company and to no one else all Developments, and hereby assigns to the Company without further compensation all right, title and interest Executive has or may have in any Developments, and all patents, copyrights, or other intellectual property rights relating thereto, and agrees that Executive has not acquired and shall not acquire any rights during the course of Executive’s employment with the Affiliated Group or thereafter with respect to any Developments. For purposes of this Agreement, “Developments” shall mean any and all inventions, ideas, trade secrets, technology, devices, discoveries, improvements, processes, developments, designs, know how, show-how, data, computer programs, algorithms, formulae, works of authorship, works modifications, trademarks, trade names, documentation, techniques, designs, methods, trade secrets, technical specifications, technical data, concepts, expressions, patents, patent rights, copyrights, moral rights, and all other intellectual property rights or other developments whatsoever.

(c) Non-Solicitation of Affiliated Group Employees. Executive shall not, at any time during the Restricted Period (as defined below), other than in the ordinary exercise of Executive’s duties while employed by the Company, without the prior written consent of the Company, directly or indirectly, solicit, recruit, or employ (whether as an employee, officer, agent, consultant or independent contractor) any person who is or was at any time during the previous twelve (12) months, an employee, representative, officer or director of the Company or any member of the Affiliated Group. Further, during the Restricted Period, Executive shall not take any action that could reasonably be expected to have the effect of directly encouraging or inducing any person to cease their relationship with the Company or any member of the Affiliated Group for any reason. A general employment advertisement by an entity of which Executive is a part will not constitute solicitation or recruitment.

(d) Non-Competition. In consideration of the Company’s promise to provide Executive with the confidential and trade secret information of the Company, Executive agrees as follows:

(i) Areas Other Than Louisiana. Except with respect to competition in the State of Louisiana, or with respect to competition in or above the waters off the State of Louisiana in the areas specified in subparagraph (B) of Section 7(d)(ii) of this Agreement, during the Restricted Period, Executive shall not, either directly or indirectly, compete with the business of the Company anywhere in the world where the Company or any member of the Affiliated Group conducts business by (1) becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than 2-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below), or (2) soliciting, servicing, or accepting the business of (A) any active customer of the Company or any member of the Affiliated Group, or (B) any person or entity who is or was at any time during the previous twelve (12) months a customer of the Company or any member of the Affiliated Group, provided that such business is competitive with any significant business of the Company or any member of the Affiliated Group.

(ii) Louisiana. With respect to competition in the State of Louisiana, or with respect to competition in or above the waters specified in subparagraph (B) of this Section 7(d)(ii).

(A) Executive, during the Restricted Period, agrees to refrain from carrying on or engaging in a business similar to the business of the Company or any member of the Affiliated Group, or from soliciting customers of the business of the Company or any member of the Affiliated Group, within the Parishes of Lafayette, Vermillion, Cameron, Iberia, St. Mary, Plaquemines, Terrebonne, Lafourche, St. Bernard, Orleans, Calcasieu and Jefferson in the State of Louisiana, so long as the Company or any member of the Affiliated Group carries on a like business therein during the Restricted Period, and

(B) Executive, during the Restricted Period, agrees to refrain from carrying on or engaging in a business similar to the business of the Company or any member of the Affiliated Group or from soliciting customers of the business of the Company or any member of the Affiliated Group in or above the waters of the Gulf of Mexico adjacent to the Parishes of Lafayette, Vermillion, Cameron, Iberia, St. Mary, Plaquemines, Terrebonne, Lafourche, St. Bernard, Orleans, Calcasieu and Jefferson in the State of Louisiana, so long as the Company or any member of the Affiliated Group carries on a like business therein during the Restricted Period.

(C) All non-capitalized terms in subparagraphs (A) and (B) of this Section 7(d)(ii) are intended to and shall have the same meanings that those terms (to the extent they appear therein) have in La. R.S. 23:921.C. Subject to and only to the extent not inconsistent with the foregoing sentence, the parties understand the following phases to have the following meanings:

(1) The phrase “carrying on or engaging in a business similar to the business of the Company or any member of the Affiliated Group” includes engaging, as principal, agent, trustee, or through the agency of any corporation, partnership, association or agent or agency, in any business that conducts an offshore oil and gas helicopter service business in competition with the Company or any member of the Affiliated Group or being the owner (except as a less than 2-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) of any interest in any corporation or other entity, or an officer, director, or employee of any corporation or other entity (other than the Company or any member of the Affiliated Group), or a member or employee or any partnership, or an owner or employee of any other business that conducts an offshore oil and gas helicopter service business in competition with the Company or any member of the Affiliated Group. Moreover, the term also includes (i) directly or indirectly inducing any current customers of the Company or any member of the Affiliated Group to patronize any offshore oil and gas helicopter service business in competition with the Company or any member of the Affiliated Group; (ii) canvassing, soliciting, or accepting any offshore oil and gas helicopter service business of the type conducted by the Company or any member of the Affiliated Group; (iii) directly or indirectly requesting or advising any current customers of the Company or any member of the Affiliated Group to withdraw, curtail or cancel such customer’s offshore oil and gas helicopter service business with the Company or any member of the Affiliated Group; or (iv) directly or indirectly disclosing to any other person, firm, corporation or entity, the names and addresses of any of the current customers of the Company or any member of the Affiliated Group. In addition, the term includes, directly or indirectly, through any person, firm, association, corporation or other entity with which Executive is now or may hereafter become associated, causing or inducing any present employee of the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries to accept employment with Executive or with such person, firm association, corporation, or other entity.

(2) The phrase “a similar business to the business of the Company or any member of the Affiliated Group” means an offshore oil and gas helicopter service business.

(3) The phrase “carries on a like business” includes, without limitation, actions taken by or through a wholly-owned subsidiary or other affiliated corporation or entity.

(D) Notwithstanding any other provision of this Agreement, Section 7(d)(ii) of this Agreement shall not apply with respect to any geographic area outside of the geographic territory expressly set forth in this Section 7(d)(ii).

(iii) For purposes of this Agreement, “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that engages in any principal or significant business of the Company or any member of the Affiliated Group at any time during Executive’s employment with the Company and through the date of the termination of the Consulting Period (or any material or significant business that is or was actively pursued at any time during Executive’s employment with the Company and through the date of the termination of the Consulting Period that the Company or any member of the Affiliated Group enters into during the Restricted Period).

(e) Restricted Period. For purposes of this Agreement, “Restricted Period” shall mean the period beginning on the Effective Date and ending on the date that is eighteen (18) months following the expiration of the Consulting Period.

(f) Non-Disparagement. Executive agrees to refrain from any criticisms or disparaging comments about the Company or any of its affiliates (including any current or former officer, director or employee of the Company) and, during the Restricted Period, Executive agrees not to take any action, or assist any person in taking any action, that is inconsistent with fostering the goodwill of the Company and its affiliates. The Company agrees that it will refrain from any criticisms or disparaging comments about Executive to third parties, whether such criticisms or comments are made on behalf of the Company directly or indirectly through its affiliates or its or their respective officers, directors or employees. Nothing in this Section 7(f) shall apply to or restrict in any way the communication of information by either party to any state or federal law enforcement agency, so long as Executive uses his best efforts to the extent reasonably practicable to provide prior notice to the Company thereof, and neither party will be in breach of the covenants contained in this Section 7(f) solely by reason of testimony which is compelled by process of law.

(g) Assistance. Executive agrees that during and after Executive’s employment by the Company, upon request by the Company, Executive will assist the Company and the Affiliated Group in the defense of any claims, or potential claims that may be made or threatened to be made against the Company and/or any member of the Affiliated Group in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will assist the Company and the Affiliated Group in the prosecution of any claims that may be made by the Company and/or any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to Executive’s employment or the period of Executive’s employment by the Company. Executive agrees, unless precluded by law, to promptly inform the Company if Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. Executive also agrees, unless precluded by law, to promptly inform the Company if Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company and/or any member of the Affiliated Group (or their actions), regardless of whether a lawsuit has then been filed against the Company and/or any member of the Affiliated Group with respect to such investigation. Executive agrees to fully and completely cooperate with any investigations conducted by or on behalf of the Company and for any member of the Affiliated Group from time to time. The Company agrees to reimburse Executive for all of Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees, and shall pay a reasonable per diem fee for Executive’s service. In addition, Executive agrees to provide such services as are reasonably requested by the Company to assist any successor to Executive in the transition of duties and responsibilities to such successor. Any services or assistance contemplated in this Section 7(g) shall be at mutually agreed to and convenient times.

(h) Remedies. Executive acknowledges and agrees that the terms of this Section 7: (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of the Company in, inter alia, near permanent customer relationships and confidential information. Executive further acknowledges and agrees that (x) Executive’s breach of the provisions of this Section 7 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent Executive from breaching such provisions by obtaining an injunction against Executive, there is a reasonable probability of the Company’s eventual success on the merits. Executive consents and agrees that if Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. If any of the provisions of this Section 7 are determined to be wholly or partially unenforceable, Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Section 7 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

8. Release of Claims by Executive. In exchange for the consideration offered to Executive under this Agreement, which Executive acknowledges provides consideration to which Executive would not otherwise have an undisputed right to receive, Executive, on his behalf and on behalf of his heirs, devisees, legatees, executors, administrators, personal and legal representatives, assigns and successors in interest, hereby IRREVOCABLY, UNCONDITIONALLY AND GENERALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES, to the fullest extent permitted by law, the Company, its subsidiaries and each of their directors, officers, employees, representatives, stockholders, predecessors, successors, assigns, agents, attorneys, divisions, subsidiaries and affiliates (and agents, directors, officers, employees, representatives and attorneys of such stockholders, predecessors, successors, assigns, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees” and each a “Releasee”), or any of them, from any and all charges, complaints, claims, damages, actions, causes of action, suits, rights, demands, grievances, costs, losses, debts, and expenses (including attorneys’ fees and costs incurred), of any nature whatsoever, known or unknown, that Executive now has, owns, or holds, or claims to have, own, or hold, or which Executive at any time heretofore had, owned, or held, or claimed to have, own, or hold from the beginning of time to the date that Executive signs this Agreement, including, but not limited to, those claims arising out of or relating to (i) any agreement, commitment, contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or arrangement, whether written or oral, or any other relationship, involving Executive and/or any Releasee, (ii) breach of any express or implied contract, breach of implied covenant of good faith and fair dealing, misrepresentation, interference with contractual or business relations, personal injury, slander, libel, assault, battery, negligence, negligent or intentional infliction of emotional distress or mental suffering, false imprisonment, wrongful termination, wrongful demotion, wrongful failure to promote, wrongful deprivation of a career opportunity, discrimination (including disparate treatment and disparate impact), hostile work environment, sexual harassment, retaliation, any request to submit to a drug or polygraph test, and/or whistleblowing, whether said claim(s) are brought pursuant to laws of the United States or any other jurisdiction applicable to Executive’s actions on behalf of the Company or any of its subsidiaries or affiliates, and (iii) any other matter; provided, however, that nothing contained herein shall operate to release any obligations of the Company or its successors or assigns arising under this Agreement. Notwithstanding anything in this Agreement to the contrary, it is the express intention of Executive and the Company that this Agreement shall not act as a release or waiver of (1) any rights of defense or indemnification which would be otherwise afforded to Executive under the Certificate of Incorporation, By-Laws or similar governing documents of the Company or its subsidiaries, or any indemnity agreement entered into with Executive, (2) any rights of defense or indemnification which would be otherwise afforded to Executive under any director or officer liability or other insurance policy maintained by the Company or its subsidiaries; (3) any rights of Executive to benefits accrued under any plan or arrangement referenced in Section 5(e) of this Agreement, (4) any rights under this Agreement, and (5) such rights or claims as may arise after the date of this Agreement.

9. Miscellaneous.

(a) Dispute Resolution. In the event of any dispute or controversy relating to or arising under this Agreement, including any challenges to the validity hereof, the parties hereto mutually consent to the exclusive jurisdiction of the state courts in the State of Texas and of the federal courts within Texas. In the event any of the provisions of this Agreement or the application of any such provisions to the parties hereto with respect to their obligations, shall be held by a court of competent jurisdiction to be contrary to the laws of the State of Texas or federal law, the remaining provisions of the Agreement shall remain in force and effect. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, THE PARTIES HERETO KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY THAT SUCH PARTY MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT. Executive acknowledges that by agreeing to this provision, he knowingly and voluntarily waives any right he may have to a jury trial based on any claims he has, had, or may have against the Company, including any right to a jury trial under any local, municipal, state or federal law including, without limitation, claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination In Employment Act of 1967, the Older Workers Benefit Protection Act, the Texas Commission on Human Rights Act, claims of harassment, discrimination or wrongful termination, and any other statutory or common law claims.

(b) Governing Law. This Agreement is entered into under, and shall be governed, interpreted and enforced for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

(c) Entire Agreement. Except as specifically set forth herein, this Agreement contains the entire agreement and understanding between the parties hereto and supersedes the Employment Agreement (except to the extent the Employment Agreement is specifically incorporated herein by reference) and any other prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

(d) Amendment. This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company.

(e) Tax Withholding; Right of Offset. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other normal deductions made with respect to the Company’s employees generally, and (c) any advances made to Executive and owed to the Company.

(f) Assignability. The Company shall have the right to assign this Agreement and its rights hereunder, in whole or in part. Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law.

(g) Severability. It is the desire of the parties hereto that this Agreement (including the provisions of the Employment Agreement and other arrangements incorporated by reference herein) be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction, the parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

(h) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

(j) Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.

(k) Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Executive’s residence (as noted in the Company’s records), or to the Company’s principal office, as the case may be.

(l) Section 409A.

(i) Interpretation. Each payment under this Agreement is intended to be (1) exempt from Section 409A of the Code, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4), or (2) compliant with Section 409A, and the provisions of this Agreement will be administered, interpreted and construed accordingly.

(ii) Separation from Service. Executive shall be considered to have incurred a “separation from service” with the Company and its affiliates within the meaning of Treas. Reg. § 1.409A-1(h)(1)(ii) as of the Resignation Date. As of the Resignation Date, the parties anticipate that the level of Executive’s services to the Company and its affiliates will permanently decrease and will be on a non-exclusive consulting basis. Furthermore, on and after the Resignation Date, Executive shall have no policy-making duties or authorities for or on behalf of the Company and its affiliates.

(iii) Specified Employee. Notwithstanding any other provision in this Agreement to the contrary, on the date of Executive’s “separation from service” within the meaning of Section 409A, if Executive is a “specified employee” (as defined in Section 409A), then payments and benefits payable under this Agreement due to a “separation from service” within the meaning of Section 409A that are deferred compensation subject to (and not otherwise exempt from) Section 409A that would otherwise be paid or provided during the six-month period commencing on the date of Executive’s “separation from service” within the meaning of Section 409A, shall be deferred until the first business day after the date that is six (6) months following Executive’s “separation from service” within the meaning of Section 409A.

(iv) Unfunded Status. Amounts payable pursuant to this Agreement are intended to be unfunded for purposes of Section 409A. Although bookkeeping accounts may be established with respect to payments due under the Agreement, any such accounts shall be used merely as a bookkeeping convenience. No provision of this Agreement shall require the Company to purchase assets, place assets in a trust or segregate assets in connection with amounts due under the Agreement. Any obligation of the Company to Executive under this Agreement shall be based solely upon any contractual obligations that may be created by this Agreement.

(v) Reimbursements. All expenses eligible for reimbursement under any plan, policy or agreement with Executive shall be paid to Executive promptly, but in any event by no later than December 31st of the calendar year following the calendar year in which such expenses were incurred. Furthermore, the expenses incurred by Executive in any calendar year that are eligible for reimbursement shall not affect the expenses incurred by Executive in any other calendar year that are eligible for reimbursement, and Executive’s right to receive any reimbursement shall not be subject to liquidation or exchange for any other benefit.

(m) Press Release. The Company and Executive shall cooperate in the preparation of a press release by the Company announcing Executive’s planned retirement from the Company, the content of which shall be subject to the review and approval of Executive, which approval shall not be unreasonably withheld, conditioned or delayed. In no event shall Executive’s rights under this Section 9(m) prevent the Company from fulfilling its obligations under applicable stock exchange rules and securities laws and regulations.

(n) No Duty to Mitigate. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

(o) Director’s and Officer’s Insurance. The Company shall provide Executive with Director’s and Officer’s insurance coverage, including indemnification, on terms no less favorable than the terms of the coverage provided to similarly situated current and former directors and officers of the Company. In the event that the validity of this Section 9(o) is challenged (other than by Executive or Executive’s representatives), Executive’s reasonable expenses incurred in connection therewith shall be reimbursed by the Company.

(p) Potential Reduction in Payments. Notwithstanding any other provision of this Agreement to the contrary, if any Payment (as hereinafter defined) would be subject to the Excise Tax (as hereinafter defined), then the Payment shall be either

(i) delivered in full pursuant to the terms of this Agreement, or

(ii) reduced in accordance with this Section 9(p) to the extent necessary to avoid the Excise Tax,

based on which of (i) or (ii) would result in the greater Net After-Tax Receipt (as hereinafter defined) to Executive.

For purposes of this Section 9(p):

“Payment” means any payment, distribution, or other benefit to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that constitutes a “parachute payment” within the meaning of Section 280G of the Code;

“Excise Tax” means the excise tax imposed by Section 4999 of the Code or any similar or successor provision thereto; and

“Net After-Tax Receipt” means the present value (as determined in accordance with Section 280G of the Code) of the Payments net of all applicable federal, state and local income, employment, and other applicable taxes and the Excise Tax.

If Payments are reduced, the reduction shall be accomplished first by reducing cash Payments under this Agreement, in the order in which such cash Payments otherwise would be paid and then by forfeiting any equity-based awards that vest in connection with the event triggering the Excise Tax, starting with the most recently granted equity-based awards, to the extent necessary to accomplish such reduction.

All determinations under this Section 9(p) shall be made by the Company’s independent accountants or compensation consultants (the “Third Party”) and all such determinations shall be conclusive, final and binding on the parties hereto. The Company and Executive shall furnish to the Third Party such information and documents as the Third Party may reasonably request in order to make a determination under this Section 9(p). The Company shall bear all reasonable fees and costs of the Third Party with respect to determinations under or contemplated by this Section 9(p).

[Execution Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below, but effective as of the Effective Date.

COMPANY

By:	/s/ Thomas C. Knudson	Date:	1/30/14
Name: Thomas C. Knudson
Title: Chairman

EXECUTIVE

/s/ William E. Chiles	Date:	1/30/14
William E. Chiles

EXHIBIT A

RELEASE

Pursuant to the terms of the Retirement and Consulting Agreement effective as of                     , 2014, between Bristow Group, Inc. (the “Company”) and me (the “Agreement”), and in consideration of the payments made to me and other benefits to be received by me pursuant thereto, I, WILLIAM E. CHILES, do freely and voluntarily enter into this RELEASE (the “Release”), which shall become effective and binding on the eighth day following my signing this Release as provided herein (the “Waiver Effective Date”). It is my intent to be legally bound, according to the terms set forth below.

In exchange for the payments and other benefits to be provided to me by the Company pursuant to Sections 5(a), 5(b), 5(c) and 5(d) of the Agreement (the “Separation Benefits”), I hereby agree and state as follows:

1. I, individually and on behalf of my heirs, personal representatives, successors, and assigns, release, waive, and discharge the Company, its predecessors, successors, parents, subsidiaries, merged entities, operating units, affiliates, divisions, insurers, administrators, trustees, and the agents, representatives, officers, directors, shareholders, employees and attorneys of each of the foregoing (hereinafter “Released Parties”), from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from my employment and termination from employment with the Company, including but not limited to any and all claims pursuant to Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 2000e, et seq.), which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866 (42 U.S.C. §§1981, 1983 and 1985), which prohibits violations of civil rights; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act (29 U.S.C. §621, et seq.), which prohibits age discrimination in employment; the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. § 1001, et seq. ), which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended (42 U.S.C. § 12101, et seq.), which prohibits discrimination against the disabled; the Family and Medical Leave Act of 1993 (29 U.S.C. § 2601, et seq.), which provides medical and family leave; the Fair Labor Standards Act (29 U.S.C. § 201, et seq.), including the wage and hour laws relating to payment of wages; and all other federal, state and local laws and regulations prohibiting employment discrimination. This Release also includes, but is not limited to, a release of any claims for breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, that the Company has dealt with me unfairly or in bad faith, and all other common law contract and tort claims.

Notwithstanding the foregoing, I am not waiving any rights or claims under the Agreement or that may arise after this Release is signed by me. Moreover, this Release does not apply to any claims or rights which, by operation of law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; however, by signing this Release I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Nothing in this Release shall affect in any way my rights of indemnification and directors and officers liability insurance coverage provided to me pursuant to the Company’s by-laws and/or pursuant to any other agreements or policies in effect prior to the effective date of my termination of employment or service to the Company, which shall continue in full force and effect, in accordance with their terms, following the Waiver Effective Date. Nothing in this Release shall affect my rights as a shareholder of the Company.

2. I forever waive and relinquish any right or claim to reinstatement to active employment or service with the Company, its affiliates, subsidiaries, divisions, parent, and successors. I further acknowledge that the Company has no obligation to rehire or return me to active duty or service at any time in the future.

3. I acknowledge that all agreements applicable to my employment respecting non-competition, non-solicitation, non-recruitment, and the confidential or proprietary information of the Company shall continue in full force and effect as described in the Agreement.

4. I hereby acknowledge and affirm as follows:

(a) I have been advised to consult with an attorney prior to signing this Release.

(b) I have been extended a period of 21 days in which to consider this Release.

(c) I understand that for a period of seven days following my execution of this Release, I may revoke the Release by notifying the Company, in writing, of my desire to do so. I understand that after the seven-day period has elapsed and I have not revoked this Release, it shall then become effective and enforceable.

(d) I acknowledge that I have received payment for all wages and other compensation due at the time of my employment and service termination, including any reimbursement for any and all business related expenses. I further acknowledge that the Separation Benefits are consideration to which I am not otherwise entitled under any Company plan, program, or prior agreement.

(e) I certify that I have returned all property of the Company, including but not limited to, keys, credit and fuel cards, files, lists, and documents of all kinds regardless of the medium in which they are maintained.

(f) I have carefully read the contents of this Release and I understand its contents. I am executing this Release voluntarily, knowingly, and without any duress or coercion.

5. I acknowledge that this Release shall not be construed as an admission by any of the Released Parties of any liability whatsoever, or as an admission by any of the Released Parties of any violation of my rights or of any other person, or any violation of any order, law, statute, duty or contract.

6. In the event that any provision of this Release should be held void, voidable, or unenforceable, the remaining portions shall remain in full force and effect.

7. I hereby declare that this Release and the Agreement constitute the entire and final settlement between me and the Company, superseding any and all prior agreements, and that the Company has not made any promise or offered any other agreement, except those expressed in this Release and the Agreement, to induce or persuade me to enter into this Release.

8. I understand that in order to be effective this Release must be executed by me, without subsequent revocation, and delivered to the Company such that the Waiver Effective Date occurs on or before the date that is thirty (30) days after the Qualifying Event, as prescribed in the Agreement.

IN WITNESS WHEREOF, I have signed this Release on the              day of                 , 201    .

William E. Chiles

APPENDIX A

Outstanding Equity and Cash Performance Awards

1. Options

Grant Date	Option Price	Options Remaining Exercisable (Projected as of July 31, 2014 assuming no intervening Exercise)	Unvested Options as of Effective Date	Options Accelerating (Projected as of the Resignation Date)	Option Expiration
5/24/2007	$46.45	29,000		—	5/24/2017
6/5/2008	$50.25	36,100		—	6/5/2018
6/9/2010	$30.16	23,034		—	6/7/2020
6/8/2011	$43.79	61,862	20,621	0	6/8/2021
5/25/2012	$43.38	73,481	48,988	24,494	5/25/2022
6/6/2013	$62.65	67,581	67,581	45,054	6/6/2023

2. Restricted stock

Grant Date	Shares Granted	Unvested Shares as of Effective Date	Unvested Shares Projected as of July 31, 2014	Shares Subject to Accelerated Vesting As of the Resignation Date
6/8/2011	25,982	25,982	0	0

3. Restricted stock units (RSUs)

Grant Date	RSUs Granted	Unvested RSUs as of Effective Date	Unvested RSUs Projected as of July 31, 2014	RSUs Subject to Accelerated Vesting As of the Resignation Date
5/25/2012	26,894	26,894	26,894	26,894
6/6/2013	25,681	25,681	25,681	25,681

4. Performance cash awards

Grant Date	Target Amount (Subject to Section 3(c) of the Agreement, Executive has vested right to payment without pro-ration based on actual performance criteria results)
6/8/2011	$1,137,500
5/25/2012	$1,166,667
6/6/2013	$1,575,000